Exhibit (a)(5)(J)

Press Release

Media Contact: LuAnn Walden, Corporate Communications Maxim Integrated (408) 601-5430 luann.walden@maximintegrated.com	Financial Contacts: Venk Nathamuni, Investor Relations Maxim Integrated (408) 601-5293 venk.nathamuni@maximintegrated.com

Mike Burns, Chief Financial Officer Volterra Semiconductor (510) 743-1336 mburns@volterra.com

Maxim Integrated Announces One-Day Extension of Tender Offer for Outstanding Shares of Volterra Semiconductor Corporation, to October 1, 2013

SAN JOSE, CA – September 23, 2013 – Maxim Integrated Products, Inc. (NASDAQ:MXIM) (“Maxim”) announced today that it has extended by one day the expiration date of the tender offer (the “Offer”) by its wholly owned subsidiary, Victory Merger Sub, Inc. (the “Purchaser”), to purchase all of the outstanding shares of Volterra Semiconductor Corporation (NASDAQ:VLTR) (“Volterra”) for a price of $23 per share in cash, without interest (less any applicable withholding taxes).

The Offer and withdrawal rights described in the offering documents have been extended and will now expire at 9:00 a.m., New York City time, on Tuesday, October 1, 2013, unless the Offer is further extended. The Offer had previously been scheduled to expire at 9:00 a.m., New York City time, on Monday, September 30, 2013. Computershare Inc., the depositary for the Offer, has indicated that as of 9:00 a.m., New York City time, on September 23, 2013, a total of 42,701 Volterra shares had been tendered, representing approximately 0.1367% of the outstanding shares of Volterra. No shares had been tendered by notice of guaranteed delivery.

The Offer was extended by the mutual agreement of Maxim, the Purchaser and Volterra to accommodate Maxim’s desire to consummate the transaction in the second quarter of Maxim’s fiscal year 2014. Except for the extension of the Offer expiration date, all other terms and conditions of the Offer remain unchanged. Stockholders who have already tendered their shares of common stock of Volterra do not have to re-tender their shares or take any other action as a result of the extension of the expiration date of the Offer.

About Maxim Integrated

At Maxim Integrated, we put analog together in a way that sets our customers apart. In Fiscal 2013, we reported revenues of $2.44 billion.

About Volterra

Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The Company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit www.Volterra.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements generally can be identified by phrases such as Maxim, Volterra or management of either company “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the proposed transaction, including its financial impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Maxim or Volterra stock. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the ability of the parties to consummate the proposed merger and the satisfaction of the conditions precedent to consummation of the proposed merger, including the ability to secure regulatory approvals at all or in a timely manner; the ability of Maxim to successfully integrate Volterra’s operations, product lines and technology and realize additional opportunities for growth; the ability of Maxim to realize synergies in terms of growth and cost savings; and the other risks and important factors contained and identified in Maxim’s and Volterra’s most recent Annual Report on Form 10-K, and other SEC filings of the companies, that could cause actual results to differ materially from the forward-looking statements. All forward-looking statements included in this news release are made as of the date hereof, based on the information available to Maxim as of the date hereof, and Maxim assumes no obligation to update any forward-looking statement except as required by law.

Important Additional Information and Where to Find It

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Volterra’s stock. On August 30, 2013, Maxim filed with the U.S.

Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, letter of transmittal, and other related documents, as amended on September 9, 2013 and September 20, 2013. Also on August 30, 2013, Volterra filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, as amended on September 9, 2013 and September 20, 2013. Stockholders should read the offer to purchase and solicitation/recommendation statement and the tender offer statement on Schedule TO (in each case, as amended) and related exhibits, as they contain important information about the tender offer. Stockholders can obtain these documents free of charge from the SEC’s website at www.sec.gov or by contacting the investor relations departments of Maxim or Volterra.